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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

                                JANUARY 20, 2000
               (DATE OF REPORT - DATE OF EARLIEST EVENT REPORTED)

                            APPLIEDTHEORY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                        000-25759                      16-1491253
    (STATE OR OTHER JURISDICTION OF           (COMMISSION                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)            FILE NUMBER)                 IDENTIFICATION NO.)

          1500 BROADWAY - 3RD FLOOR                                             10036
              NEW YORK, NEW YORK                                             (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 398-7070



                                 NOT APPLICABLE
      (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE
                                LAST REPORT DATE)

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                                       1

                            APPLIEDTHEORY CORPORATION
                                TABLE OF CONTENTS


                                                                                            Page

Item 2. Acquisition or Disposition of Assets                                                  4
Item 7A. Financial Statements of CRL Network Services, Inc. and Subsidiary                    7

            Report of Independent Certified Public Accountants as of and
            for the year ended December 31, 1999                                              9

            Independent Auditors' Report as of December 31, 1998 and for
            each of the two years ended December 31, 1998                                    10

            Financial Statements

            Consolidated Balance Sheets - December 31, 1998 and 1999                         11

            Consolidated Statements of Operations for the Years Ended
            December 31, 1997, 1998 and 1999                                                 12

            Consolidated Statement of Stockholders' Equity (Deficit) for the
            Years Ended December 31, 1997, 1998 and 1999                                     13

            Consolidated Statements of Cash Flows for the Years Ended
            December 31, 1997, 1998 and 1999                                                 14

            Notes to the Consolidated Financial Statements                                 15 - 24

Item 7B. Pro Forma Financial Information                                                   25 - 30

Item 7C. Exhibits                                                                            31

Signatures                                                                                   33

Exhibit Index                                                                                34

Financial Statements of AppliedTheory Corporation

            Report of Independent Certified Public Accountants                               F-2

            Financial Statements

            Balance Sheets - December 31, 1998 and 1999                                      F-3

            Statements of Operations for the Years Ended
            December 31, 1997, 1998 and 1999                                                 F-4


            Statement of Stockholders' Equity (Deficit) and Comprehensive
            Loss for the Years Ended December 31, 1997, 1998
            and 1999                                                                         F-5

            Statements of Cash Flows for the Years Ended
            December 31, 1997, 1998 and 1999                                          F-6 - F-7

            Notes to Financial Statements                                             F-8 - F-31



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

       As previously reported, on December 3, 1999, AppliedTheory Corporation ("AppliedTheory") entered into an agreement and plan of merger (the "Merger Agreement") with CRL Network Services, Inc. ("CRL"), AppliedTheory Reef Acquisition Corp., ("Merger Sub") a Delaware corporation wholly owned by AppliedTheory, and certain stockholders of CRL. Pursuant to the Merger Agreement, AppliedTheory agreed to acquire, through Merger Sub, all of the capital stock of CRL for up to $10 million in cash and up to 2,031,250 shares of in AppliedTheory common stock. For additional information regarding this event, please see our Current Report on Form 8-K, filed January 20, 2000.

       On January 5, 2000, CRL and Merger Sub successfully completed the merger (the "Merger") contemplated by the Merger Agreement and the surviving corporation, Merger Sub, changed its name to AppliedTheory California Corporation. All of the capital stock of AppliedTheory California Corporation is owned by AppliedTheory. For additional information regarding this event, please see our Current Report on Form 8-K filed January 20, 2000.

       This Form 8-K/Amendment is filed to amend and restate both of the Current Reports on Form 8-K that were filed with respect to AppliedTheory's acquisition of CRL and to provide the financial information required under items 7(a) and 7(b) of those reports.

       The total consideration to be delivered by AppliedTheory in connection with the closing of the merger was adjusted pursuant to the Merger Agreement. Accordingly, in connection with the closing of the merger AppliedTheory will deliver up to approximately $9.9 million in cash and up to approximately 2,022,287 shares of common stock, par value $.01 per share, of AppliedTheory.

       CRL provides high speed Internet access and data networking solutions to businesses across the United States. CRL owns and operates a national, Tier 1 network backbone with services including connectivity, data networking, hosting, high-bandwidth intranet and Internet connectivity services, email services and domain name registration services.

       The purchase price for AppliedTheory's acquisition of CRL was determined through arm's-length negotiations between AppliedTheory, CRL and the other parties to the Merger Agreement. During these negotiations, the parties considered, among other things, the market for CRL's services, CRL's Internet access and data networking solutions businesses, the present stage of development of CRL's business and operations, CRL's financial condition, CRL's future business prospects, and the estimated value of the synergies to be realized between AppliedTheory and CRL following the closing of the Merger.

       In connection with the closing of the Merger, CRL's former President and CEO, James G. Couch executed a non-disclosure and non-competition agreement in favor of AppliedTheory and the Merger Sub. In connection with that closing, AppliedTheory also entered into an escrow agreement (the "Escrow Agreement") with James G. Couch, the Merger Sub and an escrow agreement whereby 265,625 shares of AppliedTheory common stock from the total merger consideration to which Mr. Couch could be entitled in respect of his shares of CRL common stock will be held in an escrow account (the "Escrow Account") for a period of one year following the closing of the Merger. Following the closing of the Merger, the shares of AppliedTheory common stock held in the Escrow Account will be available as a fund against which AppliedTheory may seek indemnification from Mr. Couch pursuant to the Merger Agreement. Also, upon the closing of the Merger AppliedTheory entered into an escrow agreement (the "Tax Escrow Agreement") with CRL, Merger Sub and an escrow agent whereby approximately $97,882 in cash and approximately 19,882 shares of AppliedTheory common stock (collectively, the "Tax Escrow Fund") will be held in escrow. The Tax Escrow Fund will be released after AppliedTheory or Merger Sub shall have received any tax refund (the "Tax Refund") to which either of them may be entitled as a result of CRL's prior payment of taxes for the fiscal year ending December 31, 1997. Upon release of the Tax Escrow Fund, the stockholders of CRL, on the one hand, and AppliedTheory or Merger Sub, on the other hand, will receive shares of the Tax Escrow Fund reflecting the size of the Tax Refund. In connection with the closing of the Merger, AppliedTheory also entered into a put option agreement (the "Put Option Agreement") with James G. Couch and other former CRL stockholders whereby those parties will be able to require that AppliedTheory re-purchase up to Five Million Dollars ($5,000,000) worth of AppliedTheory common stock on the first anniversary of the closing of the Merger (the "First Put"), and up to another Five Million Dollars ($5,000,000) worth of AppliedTheory common stock on the second anniversary of the closing of the Merger (the "Second Put) of the Merger. The First Put will terminate in the event that the average closing price for AppliedTheory common stock as reported on the Nasdaq National Market for any period of at least 30 consecutive days beginning 180 days after the closing of the Merger shall exceed $20.00. The Second Put will terminate in the event that the average closing price for AppliedTheory common stock as reported on the Nasdaq National Market for any period of at least 30 consecutive days beginning 180 days after the closing of the Merger shall exceed $24.00. Additional terms governing the termination of the First Put and the Second Put are described in the Put Option Agreement. Finally, in connection with the Merger, AppliedTheory entered into a registration rights agreement (the "Registration Rights Agreement") with James
G. Couch and other former CRL stockholders whereby those parties will have (1) the right to "piggyback" the registration of any number of the shares of AppliedTheory common stock delivered pursuant to the Merger, for the period beginning on the closing of the Merger and ending on the first anniversary of the closing of the Merger and (2) the right to demand the filing of one registration statement for up to 50 % of the AppliedTheory common stock delivered pursuant to the Merger, for the period beginning six months from the closing of the Merger and ending on the first anniversary of the closing of the Merger.

       The Merger Agreement, Escrow Agreement, Put Option Agreement, Registration Rights Agreement and Tax Escrow Agreement are included as Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5 to this Current Report on Form 8-K/A. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000. Please review these documents for additional information regarding the terms of these agreements.

       AppliedTheory applied a portion the funds raised through its initial public offering (SEC File No. 333-72133) for the cash portion of the purchase price paid to the stockholders of CRL.

            AppliedTheory intends to operate CRL as a wholly-owned subsidiary which will be known as AppliedTheory California Corporation. CRL will continue to operate its business in the same manner as before the acquisition.

ITEM 7.     FINANCIAL STATEMENTS, PROFORMA FINANCIAL
                  INFORMATION AND EXHIBITS

(a.)         Financial Statements of CRL Network Services, Inc. and Subsidiary

                      CONTENTS TO FINANCIAL STATEMENTS OF
                           CRL NETWORK SERVICES, INC.
                                 AND SUBSIDIARY

                                                                   PAGE
                                                                   ----
Reports of Independent Certified Public Accountants                9-10

Financial Statements

      Consolidated Balance Sheets - December 31, 1998 and 1999       11

      Consolidated Statements of Operations for the Years
            Ended December 31, 1997, 1998 and 1999                   12

      Consolidated Statement of Stockholders' Equity (Deficit)
            for the Years Ended December 31, 1997, 1998 and 1999     13

      Consolidated Statements of Cash Flow for the Years Ended
            December 31, 1997, 1998 and 1999                         14

      Notes to the Consolidated Financial Statements              15-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
CRL Network Services, Inc.

We have audited the accompanying consolidated balance sheet of CRL Network Services, Inc., and subsidiary as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CRL Network Services, Inc. and subsidiary as of December 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Grant Thornton LLP

San Francisco, California
March 9, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of CRL Network Services, Inc.:

We have audited the accompanying consolidated balance sheet of CRL Network Services, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CRL Network Services, Inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for each of the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Francisco, California
March 18, 1999

CRL NETWORK SERVICES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 and 1999 (In thousands, except share amounts)

                                                                                                        1998               1999
ASSETS

CURRENT ASSETS:
  Cash and equivalents                                                                                $  840             $  633
  Accounts receivable, net of allowances for doubtful accounts of $484 and $527
    in 1998 and 1999, respectively                                                                     1,309                627
  Refundable income taxes                                                                                                   414
  Deferred tax assets                                                                                     85
  Other                                                                                                  131                155
                                                                                                      ------             ------

           Total current assets                                                                        2,365              1,829

PROPERTY AND EQUIPMENT, net                                                                            2,445              1,997

OTHER ASSETS                                                                                              45                 77
                                                                                                      ------             ------

TOTAL ASSETS                                                                                          $4,855             $3,903
                                                                                                      ======             ======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable                                                                                    $  892             $1,197
  Deferred revenue                                                                                       594                217
  Accrued liabilities                                                                                    170              1,149
  Current portion of long-term obligations                                                               270              1,563
  Related party note payable                                                                                                225
  Other                                                                                                    9                 60
                                                                                                      ------             ------

           Total current liabilities                                                                   1,935              4,411

DEFERRED TAX LIABILITIES                                                                                 313

LONG-TERM OBLIGATIONS                                                                                    847
                                                                                                      ------             ------

           Total liabilities                                                                           3,095              4,411

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued and outstanding
  Common stock, $0.0001 par value 70,000,000 shares authorized; 18,978,832 and 19,038,832 shares
    issued and outstanding in 1998 and 1999, repectively                                                   6                  6
  Additional paid in capital                                                                                                109
  Common stock options                                                                                   948              1,046
  Deferred stock compensation                                                                           (792)              (739)
  Retained earnings (accumulated deficit)                                                              1,598               (930)
                                                                                                      ------             ------

           Total stockholders' equity (deficit)                                                        1,760               (508)
                                                                                                      ------             ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                                  $4,855             $3,903
                                                                                                      ======             ======


See notes to the consolidated financial statements.

CRL NETWORK SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
(In thousands)


                                                                           1997               1998                 1999

REVENUES:
  Colocation and Internet connectivity                               $    8,873          $   9,681            $   8,887
  Systems integration and services                                        1,502              2,011                1,376
                                                                     ----------          ---------            ---------
           Total revenues                                                10,375             11,692               10,263
                                                                     ----------          ---------            ---------
COSTS AND EXPENSES:
  Cost of colocation and Internet connectivity                            3,631              4,871                5,022
  Cost of systems integration and services                                1,009              1,295                  958
  Selling and marketing                                                     522                371                  267
  General and administrative                                              2,997              4,124                6,047
  Depreciation expense                                                      745                909                  853
  Stock-based compensation expense                                                             156                  151
                                                                     ----------          ---------            ---------
           Total costs and expenses                                       8,904             11,726               13,298
                                                                     ----------          ---------            ---------
OPERATING INCOME (LOSS)                                                   1,471                (34)              (3,035)

NET INTEREST INCOME (EXPENSE)                                                 5                (30)                (122)
                                                                     ----------          ---------            ---------
INCOME (LOSS) BEFORE INCOME TAXES                                         1,476                (64)              (3,157)

INCOME TAX PROVISION (BENEFIT)                                              591                 87                 (629)
                                                                     ----------          ---------            ---------
NET INCOME (LOSS)                                                    $      885        $      (151)          $   (2,528)
                                                                     ==========        ===========           ==========

See notes to the consolidated financial statements.

CRL NETWORK SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
(In thousands, except share amounts)


                                    COMMON STOCK       ADDITIONAL    COMMON       DEFERRED           RETAINED          TOTAL
                                    ------------         PAID-IN      STOCK         STOCK            EARNINGS     STOCKHOLDERS'
                                  SHARES    AMOUNT       CAPITAL     OPTIONS     COMPENSATION        (DEFICIT)   EQUITY (DEFICIT)


Balance, January 1, 1997        18,978,832    $   6      $          $                $                $   864        $   870

Net income                                                                                                885            885
                                ----------    -----      -------    ---------        ---------        -------         ------

Balance, December 31, 1997      18,978,832        6                                                     1,749          1,755

Compensatory stock
  arrangements                                                            948             (948)

Amortization of deferred
  stock compensation                                                                       156                           156

Net loss                                                                                                 (151)          (151)
                                ----------    -----      -------    ---------        ---------        -------         ------

Balance, December 31, 1998      18,978,832    $   6                 $     948        $    (792)       $ 1,598        $ 1,760

Compensatory stock
  arrangements                                                             98              (98)

Amortization of deferred
  stock compensation                                                                       151                           151

Exercise of stock options           60,000                  109                                                          109

Net loss                                                                                                (2,528)       (2,528)
                                ----------    -----      -------    ---------        ---------        -------         ------

Balance, December 31, 1999      19,038,832    $   6      $  109     $   1,046        $    (739)       $  (930)       $  (508)
                                ==========    =====      =======    =========        =========        =======         ======


See notes to the consolidated financial statements.

CRL NETWORK SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (IN THOUSANDS)


                                                                                  1997             1998             1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                            $   885          $  (151)         $(2,528)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation                                                                   745              909              853
    Stock-based compensation expense                                                                156              151
    Loss on disposal of fixed assets                                                13
    Provision for bad debts                                                        624              508              383
    Deferred taxes                                                                  50               89             (228)
    Changes in assets and liabilities:
      Accounts receivable                                                       (1,212)            (588)             299
      Income taxes                                                                                                  (414)
      Other assets                                                                 (64)               9              (51)
      Accounts payable, deferred revenue and accrued expenses                      535             (209)             907
      Other liabilities                                                            170              (18)              51
                                                                               -------          -------          -------

           Net cash provided by (used in) operating activities                   1,746              705             (577)
                                                                               -------          -------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                           (1,336)          (1,553)            (415)
  Proceeds from sale of property and equipment                                     143                                10
  Increase (decrease) in notes receivable from related parties, net                 11               24               (5)
                                                                               -------          -------          -------

           Net cash used in investing activities                                (1,182)          (1,529)            (410)
                                                                               -------          -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Credit line borrowings                                                           358              703            1,032
  Related party borrowings                                                                                           225
  Principal payments on borrowings                                                 (42)            (154)            (586)
  Issuance of common stock                                                                                           109
                                                                               -------          -------          -------

  Net cash provided by financing activities                                        316              549              780
                                                                               -------          -------          -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                    880             (275)            (207)

CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                          235            1,115              840
                                                                               -------          -------          -------
CASH AND EQUIVALENTS AT END OF YEAR                                            $ 1,115          $   840          $   633
                                                                               =======          =======          =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest                                                       $    23          $    70          $   108
  Cash paid for taxes                                                              166              577              107

SUPPLEMENTAL DISCLOSURE OF NONCASH
  FINANCING ACTIVITIES:
  Equipment acquired under capital lease                                       $   133          $    --          $    --


See notes to the consolidated financial statements.

CRL NETWORK SERVICES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
(IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

--------------------------------------------------------------------------------


1.      SIGNIFICANT ACCOUNTING POLICIES

        THE COMPANY - CRL Network Services, Inc. and subsidiary ("CRL" or the "Company") was incorporated in the state of California in 1993 and reincorporated in Delaware in 1999. CRL is a Tier 1 Internet service provider focussed on offering tailored Internet and network management solutions to small and medium-sized businesses across the United States through a national fiber-optic data network.

        PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of CRL and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

        USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH AND EQUIVALENTS - The Company considers all highly liquid monetary instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

        PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost and depreciated using the straight-line method over their useful lives. Equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

        Estimated useful lives are as follows:

          Machinery, equipment and software       3 to 5
          Furniture and fixtures                  5 to 7
          Airplane                                  10



        REVENUE RECOGNITION - Revenues from colocation and Internet connectivity include Internet and secure private network connectivity, remote management services and hosting services. Revenues from these services are generally earned from fixed term contracts lasting from 12 to 36 months. Revenues are recognized on a pro rata basis when the services are performed. Deferred revenue represents amounts billed in advance of services not yet provided. Revenues from systems integration and hardware sales result from short term contracts and revenue is recognized when hardware is shipped and the installation and integration is complete.

        ADVERTISING EXPENSES - All costs related to marketing and advertising the Company's products are expensed in the periods incurred. Advertising expenses were $27, $60 and $18 for 1997, 1998 and 1999, respectively.

        INCOME TAXES - The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 ("SFAS 109"), Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        STOCK-BASED COMPENSATION - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price.

        CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's receivables are subject to geographic concentrations of credit risk. This risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

        FINANCIAL INSTRUMENTS - The Company's financial instruments include cash and equivalents, accounts receivable, accounts payable and debt. At December 31, 1998 and 1999, the carrying amounts of these instruments approximates their fair values based on the short-term nature of such instruments. The fair value of the related party note payable is not determinable because of the related party nature of the instrument.

        IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF
        - The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

        STOCKHOLDERS' EQUITY - In August 1997, the Company's Board of Directors authorized a 2,318 for 1 stock split. The stock split was effective and distributed to the sole stockholder of record on August 8, 1997. In December 1998, the Company's Board of Directors authorized a 20 for 1 stock split. The stock split was effective and distributed to the sole stockholder of record on December 2, 1998. In December 1998, the Board also authorized an increase in the number of authorized shares of common stock to 200,000,000.

        On March 18, 1999, the Board of Directors authorized the reincorporation of CRL in the State of Delaware and the associated exchange of one share of common stock of CRL for every three shares of common stock of CRL's California predecessor and the number of shares authorized was set at 70,000,000. All share and per share information in these financial statements have been adjusted to give effect to the reincorporation and the stock splits. In addition, upon reincorporation in the State of Delaware, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series.

        During 1999 the Company incurred approximately $968 in expenses associated with an unsuccessful initial public offering of CRL Network Services, Inc. stock. These expenses are included in general and administrative expenses in the consolidated statement of operations.

        COMPREHENSIVE INCOME - There are no significant differences between comprehensive income and net income as reported in the Company's statements of operations.

        SEGMENT AND RELATED INFORMATION - The Company operates in a single segment encompassing Internet access and related managed data services and equipment sales and follows the requirements of Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company's revenues from its major service offerings are included in the accompanying statement of operations. Due to the way the Company manages its operations, it does not account for or report operating expenses by product/service offering.

        RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on stockholders' equity (deficit) or net income (loss).

2.      MERGER

        On December 21, 1998, the merger of Integral Systems, Inc. ("Integral") was completed. Under the terms of the Integral merger, which was accounted for as a pooling-of-interests, 434,832 shares of CRL common stock were exchanged for all of the outstanding Integral common shares at an exchange ratio of 5.80 shares of CRL for each share of Integral.

        The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations for both companies as if the Integral merger had been in effect for all periods presented.

        The following table presents a reconciliation of net sales and net income (loss) previously reported by the Company to those presented in the accompanying consolidated financial statements.

                                    1997                 1998
        Net sales:
          CRL                    $    9,340           $    9,929
          Integral                    1,035                1,763
                                 ----------           ----------
        Combined                 $   10,375           $   11,692
                                 ==========           ==========
        Net income (loss):
          CRL                    $      891           $     (123)
          Integral                       (6)                 (28)
                                 ----------           ----------
        Combined                 $      885           $     (151)
                                 ==========           ==========

                                    - 17 -

3.      ALLOWANCES FOR DOUBTFUL ACCOUNTS

        Allowances for doubtful accounts are estimated and established based on historical experience and specific circumstances of each customer. Additions to the allowance are charged to general and administrative expenses. Accounts receivable are written off against the allowance for doubtful accounts when an account is deemed uncollectible. Recoveries on accounts receivable previously charged off as uncollectible are credited to the allowance for doubtful accounts. Changes in the allowance for doubtful accounts were as follows:

                                          1997            1998          1999

        Balance, beginning of year       $    96        $  162        $  484
        Additions                            624           508           383
        Writeoffs                           (558)         (186)         (340)
                                         -------        ------        ------
        Balance, end of year             $   162        $  484        $  527
                                         =======        ======        ======


4.      PROPERTY AND EQUIPMENT, NET

        Property and equipment at December 31 are as follows:

                                                                      1998             1999

          Machinery, equipment and purchased software               $ 4,208          $ 4,520
          Furniture and equipment held under capital lease              135              135
          Furniture and fixtures                                        558              637
          Airplane                                                       40               40
                                                                    -------          -------
                     Total                                            4,941            5,332

          Less accumulated depreciation                              (2,496)          (3,335)
                                                                    -------          -------
          Total                                                     $ 2,445          $ 1,997
                                                                    =======          =======

        The accumulated depreciation associated with furniture and equipment held under capital lease was $67 and $112 at December 31, 1998 and 1999, respectively.

        Effective January 1, 1998, the Company changed the estimated service lives of certain equipment from three to five years. The effect of this change in estimate increased 1998 operating income by $237 and increased net income by $142.

5.      LONG-TERM DEBT AND BANK CREDIT LINES

        The Company has several lines of credit totaling $1,842 with a bank. As of December 31, 1999 the lines have $556 of available credit and have variable interest rates that are 1.25% to 1.75% above the prime rate (9.75% - 10.25% at December 31, 1999). All borrowings are personally guaranteed by the Chief Executive Officer and are to be repaid over a period of no more than eight years. The Company had $978 and $1,390 outstanding against these lines at December 31, 1998 and 1999, respectively.

        The Company also had a line of credit for $50 with a bank. As of December 31, 1999 the line has no available credit and has a variable interest rate that is 2.50% above the prime rate (10.50% at

        December 31, 1999). All borrowings are to be repaid over a period of no more than five years. The Company had $45 and $39 outstanding against the line at December 31, 1998 and 1999, respectively.

        Amounts borrowed under these agreements are secured by substantially all of the Company's assets. At December 31, 1999, amounts outstanding under these credit agreements are classified as current liabilities due to the acquisition of CRL by AppliedTheory Corporation.

6.      INCOME TAXES

        Income taxes consist of the following at December 31:


                                                                            1997            1998            1999
                 Current:
                   Federal                                               $    412        $     21        $   (431)
                   State                                                      129             (23)             30
                                                                         --------        --------        --------
                                               Total current                  541              (2)           (401)
                                                                         --------        --------        --------
                 Deferred:
                   Federal                                                     49              41            (178)
                   State                                                        1              48             (50)
                                                                         --------        --------        --------
                                               Total deferred                  50              89            (228)
                                                                         --------        --------        --------
                 Total provision (benefit)                               $    591        $     87        $   (629)
                                                                         ========        ========        ========

         The primary components of the deferred tax accounts as of December 31 are as follows:

                                                                             1997            1998
                                                                                                      1999
                 Current deferred tax assets (liabilities):
                   Allowance for bad debts                               $    111        $    120        $    226
                   Other                                                      (10)            (36)            (28)
                   Valuation allowance                                                                       (198)
                                                                         --------        --------        --------
                 Total current net deferred tax assets                   $    101        $     85        $     --
                                                                         ========        ========        ========
                 Noncurrent deferred tax assets (liabilities):
                   Deferred rent                                         $      8        $     10        $
                   Depreciation                                              (215)           (386)           (548)
                   Net operating loss                                                          89             951
                   Cash to accrual adjustment                                 (33)            (25)
                   Other                                                       (6)
                   Valuation allowance                                                                       (403)
                                                                         --------        --------        --------
                 Total noncurrent net deferred tax liabilities           $   (246)       $   (313)       $     --
                                                                         ========        ========        ========


                                     - 19 -

        The Company's effective tax rate differs from the federal statutory tax rate as follows:


                                                         1997     1998    1999

        Federal statutory tax rate                        34%     (34)%    (34)%
        State taxes, net of federal benefit                6       (6)      (6)
        Tax effect of permanent items                              72
        50% disallowance of state tax net
          operating loss                                            7
        Nondeductible compensation expense                         97        5
        Valuation allowance                                                 19
        Other                                             (1)               (4)
                                                         ---      ---      ---
        Effective tax rate                                39%     136%     (20)%
                                                         ===      ===      ===



        The Company has net operating loss carryforwards of approximately $2,218 expiring in years 2018 through 2019. At December 31, 1999 the Company has provided a valuation allowance for net deferred tax assets since realization of these benefits cannot be reasonably assured following the acquisition of the Company by AppliedTheory Corporation.

7.      STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS

        401(k) PLAN - In September 1997, the Company implemented a 401(k) plan covering all employees who have met certain eligibility requirements. Under the 401(k) plan, employees may elect to contribute up to 15% of their eligible compensation (to a maximum of $10) to the 401(k) plan, subject to limitations. The Company may make matching contributions at its discretion. As of December 31, 1997, 1998 and 1999, the Company had not made any contributions to the 401(k) plan.

        STOCK BASED COMPENSATION PLAN - In August 1997, the Board of Directors approved and the Company adopted the 1997 Equity Incentive Plan (the "Plan"). Under the Plan, the Company may grant options to purchase 1,812,107 shares of common stock to officers and employees. These options generally expire 10 years from the date of grant and vest over a period of five years.

        Option activity under the plans is as follows:

                                          Number of            Weighted-Average
                                           Options              Exercise Price
        Balance, January 1, 1997                -                  $     -
        Granted                             647,547                    1.83
        Canceled                            (66,667)                   1.83
                                           --------                --------
        Balance, December 31, 1997
         (no shares vested)                 580,880                    1.83
        Granted                             468,773                    2.40
        Canceled                            (96,666)                   1.83
                                           --------                --------
        Balance, December 31, 1998          952,987                    2.11
        Granted                             123,333                    2.29
        Exercised                           (60,000)                   1.82
        Canceled                           (621,548)                   2.60
                                           --------                --------
        Balance, December 31, 1999          394,772                $   2.13
                                           ========                ========

        At December 31, 1999, 126,176 shares were exercisable and 1,417,335 were available for grant under the 1997 stock option plan. On January 5, 2000 all of the Company's outstanding stock options were canceled in connection with the acquisition by AppliedTheory.

        During the year ended December 31, 1998, deferred compensation of $948 was recorded for options granted of which $156 was amortized to compensation expense. During the year ended December 31, 1999, deferred compensation of $98 was recorded for options granted. A total of $151 was amortized to compensation expense during the year ended December 31, 1999.

        The following table summarizes information about outstanding and vested stock options at December 31, 1999:

                          Options Outstanding                Options Vested
                   ---------------------------------    ------------------------
                                 Weighted
                   Outstanding   Average    Weighted                   Weighted
                       at        Remaining   Average      Vested at     Average
        Exercise   December 31, Contractual Exercise     December 31,  Exercise
         Price        1999          Life     Price           1999        Price
        $1.83        292,107      7.69      $ 1.83         116,843      $ 1.83
         2.28         82,666      9.29        2.28           9,333        2.28
         2.73         10,000      9.08        2.73
         9.21          9,999      9.50        9.21
                     -------                ------         -------      ------
                     394,772                $ 2.13         126,176      $ 1.86
                     =======                ======         =======      ======


        On March 18, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Stock Incentive Plan. A total of 1,000,000 shares of common stock have initially been reserved for issuance under the 1999 Stock Incentive Plan. There has been no activity in the 1999 Stock Incentive Plan since inception.

        ADDITIONAL STOCK PLAN INFORMATION - As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

        SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

        The Company's calculations for employee grants were made using the minimum option pricing model with the following weighted average assumptions:


                                                          YEARS ENDED
                                                          DECEMBER 31,
                                                 -----------------------------
                                                  1997        1998        1999
        Dividend yield                            None        None        None
        Risk free interest rate                   5.70%       4.40%       5.70%
        Expected term, in years                   5.5         3.0         3.0



        The weighted average minimum value per option as of the date of grant for options granted during 1997, 1998 and 1999 was $0.48, $2.13 and $2.39, respectively.

        If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, the Company's net income (loss) on a pro forma basis (as compared to such items as reported) would have been:


                                                        YEARS ENDED
                                                        DECEMBER 31,
                                             ----------------------------------
                                               1997        1998         1999
        Net income (loss):
          As reported                        $  885     $  (156)     $  (2,528)
          Pro forma                             828        (192)        (2,461)


8.      RELATED PARTY TRANSACTIONS

        In August 1995, the Company received a 7.50% promissory note for $106 from its sole stockholder for cash. The note specified that the entire principal plus accrued interest were to be paid by July 10, 2000. During 1998, the stockholder repaid the remaining amount outstanding.

        In April 1996, the Company received an 8.00% promissory note for $25 from an employee. The note specified that payment of principal and interest is to be paid annually in the amount of $5 plus accrued interest until fully paid. At December 31, 1999, the remaining balance on this note was $10.

        In 1997 CRL entered into an agreement with FBN Holding Co. ("FBN") to lease aircraft time. The sole owner of FBN is also the President and Chief Executive Officer of CRL. This agreement may be canceled at any time by either party with 30-day notice. The amount paid to FBN for travel services under the agreement amounted to $104, $144 and $18 for the years ended December 31, 1997, 1998 and 1999, respectively. On March 11, 1999, the Company terminated its relationship with FBN effective April 30, 1999.

        In November 1999 the Company issued a 7.00% promissory note for $225 to the majority stockholder. The note specified that the entire principal plus accrued interest were to be paid upon demand. At December 31, 1999, no payments had been made on this note.

9.      GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

        The Company operates in a single segment encompassing Internet access and related managed data services and equipment sales. All of the Company's revenues in each year is received from customers based in the United States. Approximately $8,181, $8,950 and $8,006 of the Company's revenues was received from customers in the thirteen Western U.S. states including $7,653, $8,174 and $7,285 received from customers in California for 1997, 1998 and 1999, respectively.

        No single customer accounted for 10% or more of the Company's net revenue in any year.

10.     ACCRUED EXPENSES

        Accrued expenses consisted of the following at December 31:

                                                         1998             1999
        Initial public offering costs                  $                $    477
        Network costs                                                        289
        Other                                               170              383
                                                       --------         --------
        Total                                          $    170         $  1,149
                                                       ========         ========

11.     COMMITMENTS AND CONTINGENCIES

        LEASES - The Company leases office and storage space under operating leases that expire at various times through 2005. Rent expense under all leases was $224, $377 and $558 for 1997, 1998 and 1999, respectively. Future minimum lease payments for capital lease obligations and net lease payments under noncancelable operating leases with remaining terms in excess of one year at December 31, 1999 are as follows:

                                                   CAPITAL LEASE       OPERATING
                                                    OBLIGATIONS         LEASES
        Year ending December 31:
          2000                                        $    40           $    546
          2001                                                               470
          2002                                                               419
          2003                                                               319
          2004                                                               128
          Thereafter                                                          80
                                                     --------           --------
            Total minimum lease payments                   40           $  1,962
                                                                        ========
          Less amount representing interest                (2)
                                                     --------
          Capital lease obligations                        38

          Less current portion                            (38)
                                                     --------
          Long-term portion                          $     --
                                                     ========

        TELECOMMUNICATIONS AND PEERING ARRANGEMENTS - CRL enters into telecommunications agreements with telephone companies who provide local access for dial-up customers to CRL's Internet backbone. The terms of the service agreements vary from one to two years and provide the Company with preferred rates. If the Company prematurely cancels one of these service contracts, the service provider, at their discretion, can charge the difference between their regular rates and the preferred rate over the term of the service. Accordingly, the financial commitment under these agreements would be the cancellation fee. In the past, no service provider has exercised this option. Management believes that potential additional charges, if any, from early cancellation of vendor service contracts would not have a material effect on the financial statements.

        CRL is party to numerous peering arrangements with other Internet providers to allow for the exchange of Internet traffic. The Company does not record any revenue or expense associated with these non-cash transactions as such transactions do not represent the culmination of the earnings process and the fair value of such transactions are not reasonably determinable. There are no financial commitments under these peering arrangements.

        Subject to few exceptions, CRL's peering relationships are not subject to any written agreements and could be terminated at any time. For those peering arrangements subject to contracts, there are no minimum fixed charges for data exchange. Such agreements generally do impose minimum usage requirements at levels which CRL has in the past always exceeded.

        LEGAL MATTERS - CRL is involved in a limited number of claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on CRL's financial position, results of operations or cash flow. Coincident with the acquisition of the Company by AppliedTheory all legal matters were assigned to the former stockholder of CRL and the Company has been indemnified against any adverse results of these matters.

        QWEST CONTRACT - Under a private line service agreement originating in 1997 Qwest Communications Corporation (Qwest) alleged the Company owed them $361. During 1999, CRL entered into a settlement agreement and issued a non-interest bearing promissory note payable to Qwest for $140 and recorded prepaid expenses for future service credits expiring in October 2000. These credits will be amortized over the credit period and the promissory note payable has an outstanding balance of $77 at December 31, 1999.

12.     SUBSEQUENT EVENTS

        PURCHASE OF CRL NETWORK SERVICES, INC. BY APPLIEDTHEORY CORPORATION - On January 5, 2000, AppliedTheory Reef Acquisition Corp., ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of AppliedTheory Corporation, purchased all of the capital stock of the Company for up to approximately $9.9 million in cash and up to approximately 2,022,287 shares of AppliedTheory common stock, par value $.01 per share. Also the Merger Sub changed its name to AppliedTheory California Corporation. At December 31, 1999, amounts outstanding under the Company's line of credit agreements credit aggrements are classified as current liabilities due to this acquisition.



                                     ******

ITEM 7.     FINANCIAL STATEMENTS, PROFORMA FINANCIAL
              INFORMATION AND EXHIBITS (CONTINUED)

(b.)         Pro Forma Financial Information.

APPLIEDTHEORY CORPORATION AND CRL NETWORK SERVICES, INC. AND SUBSIDIARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

--------------------------------------------------------------------------------


The unaudited pro forma condensed consolidated financial information give effect, on a purchase accounting basis, to the Agreement and Plan of Merger (the "Merger Agreement") dated December 3, 1999 and consummated January 5, 2000, between AppliedTheory Corporation ("AppliedTheory"), CRL Network Services, Inc. and Subsidiary ("CRL"), AppliedTheory Reef Acquisition Corp., ("Merger Sub") a Delaware corporation wholly owned by AppliedTheory, and certain stockholders of CRL.

The unaudited pro forma condensed consolidated balance sheet at December 31, 1999 is based on the individual balance sheets of CRL and AppliedTheory and assumes that the acquisition of CRL occurred on December 31, 1999. The purchase price consisted of up to approximately $9.9 million in cash and up to approximately 2,022,287 shares of AppliedTheory common stock $.01 par value per share. The source of cash used to fund the purchase price was provided by funds raised through AppliedTheory's initial public offering on April 30, 1999. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 is based on the individual statements of operations of CRL and AppliedTheory and combines their results as if the acquisition of CRL occurred on January 1, 1999.

The Company has retained a portion of the purchase price under escrow provisions of the Merger Agreement to cover various contingencies. Such amounts will be recorded as additional cost of the acquired company when the amount to be paid, if any, becomes probable. At December 31, 1999, no amount has been accrued since the final outcome of the contingencies was not determinable. The unaudited pro forma adjustments are based on preliminary assumptions of the allocation of the purchase price and are subject to revision upon final settlement of all purchase price adjustments and the completion of evaluations and other studies of the fair value of all assets acquired and liabilities assumed. Actual purchase accounting adjustments may differ from the pro forma adjustments presented herein.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the actual results that would have been reported if the transaction described above had occurred as of January 1, 1999 nor do they purport to be indicative of the results of future operations. In the opinion of management all adjustments necessary to present fairly such proforma condensed consolidated financial information have been made. AppliedTheory's future financial statements will reflect the acquisition of CRL as of the acquisition's consummation date on January 5, 2000.

The pro forma condensed consolidated financial statements should be read in conjunction with the financial statements of AppliedTheory as of December 31, 1998 and 1999 and for the three years ended December 31, 1999 included as
Exhibit 2.6 to this Current Report on Form 8-K/A.

APPLIEDTHEORY CORPORATION AND CRL NETWORK SERVICES, INC. AND SUBSIDIARY UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999
(IN THOUSANDS)


                                                                      Historic                             Pro Forma
                                                        ----------------------------       -------------------------------------
                                                          AppliedTheory     CRL               Adjustments          Consolidated
ASSETS

CURRENT ASSETS:
 Cash and equivalents                                   $    14,834       $      633        $      (9,589)    A     $     4,353
                                                                                                   (1,525)    B
  Marketable securities                                      32,727                                                      32,727
  Accounts receivable, net                                    6,714              627                                      7,341
  Refundable income taxes                                                        414                                        414
  Due from related parties                                       59                                                          59
  Other                                                       2,133              155                                      2,288
                                                        -----------       ----------         ------------           -----------

           Total current assets                              56,467            1,829              (11,114)               47,182

Property and equipment, net                                  13,881            1,997                                     15,878
Investment, at cost                                           5,000                                                       5,000
Goodwill, net                                                                                      44,468     A,H        44,468
Other assets                                                  1,587               77                                      1,664
                                                        -----------       ----------         ------------           -----------

TOTAL ASSETS                                            $    76,935       $    3,903        $      33,354           $   114,192
                                                        ===========       ==========         ============           ===========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable                                      $     5,025       $    1,197        $                       $     6,222
  Deferred revenue                                            2,476              217                                      2,693
  Accrued liabilities                                         6,806            1,149                1,074     F           9,029
  Current portion of long-term obligations                    1,215            1,563               (1,525)    B           1,253
  Related party borrowings                                                       225                 (225)    G               0
  Other                                                                           60                  252     E             312
                                                        -----------       ----------         ------------           -----------

           Total current liabilities                         15,522            4,411                 (424)               19,509

Long-term obligations                                         6,783                                                       6,783
Other                                                           421                                                         421
                                                        -----------       ----------         ------------           -----------

           Total liabilities                                 22,726            4,411                 (424)               26,713

STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock                                                  214                6                   17     A             231
                                                                                                       (6)    C
  Additional paid in capital                                 84,052              109               33,253     A         117,305
                                                                                                     (109)    C
  Common stock options                                                         1,046               (1,046)    D               0
  Deferred stock compensation                                                   (739)                 739     D               0
  Accumulated other comprehensive loss                         (251)                                                       (251)
  Accumulated deficit                                       (29,806)            (930)                 930     C         (29,806)
                                                        -----------       ----------         ------------           -----------

           Total stockholders' equity (deficit)              54,209             (508)              33,778                87,479
                                                        -----------       ----------         ------------           -----------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)                          $    76,935       $    3,903        $      33,354           $   114,192
                                                        ===========       ==========         ============           ===========


The accompanying notes are an integral part of these unaudited consolidated financial statements.

APPLIEDTHEORY CORPORATION AND CRL NETWORK SERVICES, INC. AND SUBSIDIARY NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1999

--------------------------------------------------------------------------------

    The unaudited balance sheets as of December 31, 1999 have been consolidated to reflect the pro forma impact of the acquisition of CRL by AppliedTheory as if the transaction had occurred on December 31, 1999.

    The following is a summary of the adjustments reflected in the pro forma condensed consolidated balance sheet:

A - The purchase price, exclusive of related fees and expenses, of $42.9 million based on the terms and conditions of the Agreement and Plan of Merger dated as of December 3, 1999 between AppliedTheory, CRL, Merger Sub, and certain stockholders of CRL. The purchase price consisted of $33.3 million (1,736,780 shares) of AppliedTheory common stock, $.01 par value and approximately $9.6 million of cash provided by the proceeds of AppliedTheory's initial public offering.

    The purchase price has been allocated as follows:

    Cash paid                                                          $  9,589
    Common stock issued                                                  33,270
                                                                       --------
      Purchase price                                                     42,859

    Less:     Assets acquired                                            (3,903)
              Liabilities not assumed                                      (225)
    Plus:     Liabilities assumed                                         4,411
              Transaction costs                                           1,074
              Undistributed cash purchase consideration                     252
                                                                       --------

              Goodwill                                                 $ 44,468
                                                                       ========

B - In connection with the acquisition of CRL, AppliedTheory assumed CRL's outstanding bank debt. Immediately after the closing of the transaction, CRL's banks called the lines of credit and other debt and AppliedTheory will be required to pay off the outstanding balances. Proceeds from the initial public offering of AppliedTheory common stock on April 30, 1999 will be used to pay down CRL's line of credit facilities and other debt. Current debt has been adjusted to give effect to these transactions, as if such transactions had occurred on December 31, 1999.

C - Eliminate the net equity of CRL.

D - Based on the terms and conditions of the Agreement and Plan of Merger all outstanding CRL common stock options were cancelled on January 5, 2000 and related deferred stock compensation was reversed. Common stock options and deferred stock compensation have been adjusted to give effect to these transactions, as if such transactions had occurred on December 31, 1999.

E - Record liability to a stockholder for undistributed cash purchase consideration.

F - To record estimated transaction costs.

G - Adjustment for liabilities not assumed.

H - To record the amount by which the purchase price exceeds the fair market value of assets acquired, less liabilities assumed and transaction costs associated with the acquisition of CRL.

APPLIEDTHOERY CORPORATION AND CRL NETWORK SERVICES, INC. AND SUBSIDIARY UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNT)





                                                                   Historic                             Pro Forma
                                                         ----------------------------        -------------------------------
                                                    AppliedTheory           CRL              Adjustments        Consolidated
 REVENUES:
   Third-party customers                            $      27,328    $      10,263        $                   $       37,591
   Related parties                                         10,317                                                     10,317
                                                    -------------    -------------        -------------       --------------
            Total revenues                                 37,645           10,263                                    47,908

 COSTS AND EXPENSES:                                -------------    -------------        -------------       --------------
   Cost of revenues                                        24,988            5,980                                    30,968
   Selling and marketing                                   14,124              267                                    14,391
   General and administrative                              10,180            6,198                 (151)  C           16,227
   Research and development                                   321                                                        321
   Depreciation and amortization                            3,403              853                8,894   A           13,150
                                                    -------------    -------------        -------------       --------------
            Total costs and expenses                       53,016           13,298                8,743               75,057
                                                    -------------    -------------        -------------       --------------
 OPERATING LOSS                                           (15,371)          (3,035)              (8,743)             (27,149)

 NET INTEREST INCOME (EXPENSE)                              1,377             (122)                 122   B            1,377
                                                    -------------    -------------        -------------       --------------
 LOSS BEFORE INCOME TAXES                                 (13,994)          (3,157)              (8,621)             (25,772)

 INCOME TAX PROVISION (BENEFIT)                                               (629)                                     (629)
                                                    -------------    -------------        -------------       --------------
 NET LOSS                                           $     (13,994)   $      (2,528)       $      (8,621)      $      (25,143)
                                                    =============    =============        =============       ==============
 Preferred stock dividends                                     73                                                         73
                                                    -------------    -------------        --------------      --------------
 Net loss attributable to common stockholders       $     (14,067)   $      (2,528)       $      (8,621)      $      (25,216)
                                                    =============    =============        =============       ==============
 NET LOSS PER COMMON SHARE -
   Basic and diluted                                $       (0.72)                                            $        (1.10)   D

 WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING:
   Basic and diluted                                   19,491,711                                                 22,953,491    D





 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

APPLIEDTHEORY CORPORATION AND CRL NETWORK SERVICES, INC. AND SUBSIDIARY NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------

    The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated statement of operations:

A - Earnings effect of CRL goodwill amortization using a 5 year recovery period.

B - In connection with the acquisition of CRL, AppliedTheory assumed CRL's outstanding bank debt. After the closing AppliedTheory paid off the outstanding balance on the lines of credit and other debt. The completion of the initial public offering of 5,175,000 shares of AppliedTheory's common stock, $.01 par value per share, which closed on April 30, 1999, was the source of funds for the acquisition of CRL and the retirement of debt assumed in the CRL acquisition. Interest expense has been adjusted to give effect to the retirement of this debt, as if such transactions had occurred on January 1, 1999.

C - Based on the terms and conditions of the Agreement and Plan of Merger all outstanding CRL common stock options were cancelled on January 5, 2000 and related deferred stock compensation was reversed. Stock based compensation expense has been adjusted to give effect to these transactions, as if such transactions had occurred on January 1, 1999.

D - Effective April 30, 1999, 5,175,000 shares of AppliedTheory common stock were issued during the initial public offering. This transaction was assumed to have occurred on January 1, 1999 as a portion of the IPO proceeds were used to purchase CRL. Based on this, pro forma earnings per share and weighted average common shares and share equivalents outstanding assume issuance of 5,175,000 common shares from the IPO and 1,736,780 common shares (2,022,287 less 285,507 shares held in escrow) for CRL's acquisition on January 1, 1999.

 ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL
            INFORMATION AND EXHIBITS (CONTINUED)

(c.)    Exhibits.

        Following is the Index of Exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K/A or incorporated by reference herewith:

2.1 Merger Agreement, dated December 3, 1999, by and among AppliedTheory Corporation a Delaware corporation, AppliedTheory Reef Acquisition Corp., Delaware Corporation, CRL Network Services, Inc., a Delaware Corporation, and James G. Couch. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25754, filed by AppliedTheory Corporation on
              December 20, 1999.

2.2 Escrow Agreement, dated January 5, 2000, by and among, AppliedTheory Corporation, AppliedTheory Reef Acquisition Corp., United States Trust Company of New York, and James G. Couch. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.3 Put Option Agreement dated January 5, 2000, by and between, AppliedTheory Corporation, James G. Couch and other holders of capital stock of CRL Network Services, Inc. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.4 Registration Rights Agreement dated January 5, 2000, by and between AppliedTheory Corporation, James G. Couch and any other holders of registerable stock of CRL Network Services, Inc. who may join the agreement. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by
              AppliedTheory Corporation on January 20, 2000.

2.5 Tax Escrow Agreement dated January 5, 2000, by and among AppliedTheory Corporation, AppliedTheory Reef Acquisition Corp., CRL Network Services, Inc. and United States Trust Company of New York. Incorporated by reference from the Current
              Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.6 Audited Financial Statements of AppliedTheory Corporation as of December 31, 1998 and 1999 and for the three years ended December 31, 1999.

99.1 Press release issued by AppliedTheory Corporation on December 6, 1999. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on December 20, 1999.

99.2          Press release issued by AppliedTheory Corporation on January 6,
              2000.

              Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

                                   SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AppliedTheory Corporation

Date:    March 20, 2000            by:     /s/ Richard Mandelbaum
                                         -------------------------
                                         Richard Mandelbaum
                                         Chairman of the Board,
                                         Chief Executive Officer, and
                                         Director (Principal Executive Officer)

                                  EXHIBIT INDEX

Exhibit No.   Description

2.1 Merger Agreement, dated December 3, 1999, by and among AppliedTheory Corporation a Delaware corporation, AppliedTheory Reef Acquisition Corp., Delaware Corporation, CRL Network Services, Inc., a Delaware Corporation, and James G. Couch. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25754, filed by AppliedTheory Corporation on
              December 20, 1999.

2.2 Escrow Agreement, dated January 5, 2000, by and among, AppliedTheory Corporation, AppliedTheory Reef Acquisition Corp., United States Trust Company of New York, and James G. Couch. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.3 Put Option Agreement dated January 5, 2000, by and between, AppliedTheory Corporation, James G. Couch and other holders of capital stock of CRL Network Services, Inc. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.4 Registration Rights Agreement dated January 5, 2000, by and between AppliedTheory Corporation, James G. Couch and any other holders of registerable stock of CRL Network Services, Inc. who may join the agreement. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by
              AppliedTheory Corporation on January 20, 2000.

2.5 Tax Escrow Agreement dated January 5, 2000, by and among AppliedTheory Corporation, AppliedTheory Reef Acquisition Corp., CRL Network Services, Inc. and United States Trust Company of New York. Incorporated by reference from the Current
              Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.

2.6 Audited Financial Statements of AppliedTheory Corporation as of December 31, 1998 and 1999 and for the three years ended December 31, 1999.

99.1 Press release issued by AppliedTheory Corporation on December 6, 1999. Incorporated by reference from the Current Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on December 20, 1999.

99.2 Press release issued by AppliedTheory Corporation on January 6, 2000. Incorporated by reference from the Current
              Report on Form 8-K, SEC File No. 000-25759, filed by AppliedTheory Corporation on January 20, 2000.